Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, October 15, 2014

COMMERCE BANCSHARES, INC. ANNOUNCES THIRD
QUARTER EARNINGS PER COMMON SHARE OF $.72

Commerce Bancshares, Inc. announced earnings of $.72 per common share for the three months ended September 30, 2014 compared to $.71 per share in the third quarter of 2013 and $.70 per share in the previous quarter. Net income attributable to Commerce Bancshares, Inc. (net income) for the third quarter amounted to $68.2 million, compared to $66.5 million last quarter and $68.2 million in the same quarter last year. For the current quarter, the return on average assets totaled 1.20%, the return on average common equity was 12.3%, and the efficiency ratio was 60.6%.

For the nine months ended September 30, 2014, earnings per common share totaled $2.09 compared to $2.03 in the first nine months of 2013. Net income amounted to $199.0 million for the first nine months of 2014 compared to $195.0 million for the same period last year. The return on average assets for the first nine months of 2014 was 1.18% and the return on average common equity was 11.9%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “This quarter average loans grew by 4% annualized compared to the previous quarter, driven mainly by consumer loan demand. Total fee income this quarter grew to $112.3 million from continued growth in both trust and bankcard fees and amounted to 42% of total revenues. Net interest income declined by $5.8 million mainly due to a decline in interest on our inflation-protected securities. Non-interest expense has been mostly flat over the last four quarters and remains well controlled.”

Mr. Kemper continued, “Credit quality remained solid this quarter as total net loan charge-offs totaled just .27% of average loans. Net loan charge-offs for the current quarter totaled $7.7 million, compared to $7.6 million in the previous quarter. During the current quarter, the provision for loan losses totaled $7.7 million and matched net loan charge-offs. The allowance for loan losses amounted to $161.5 million this quarter, or 1.41% of period end loans, and was 3.5 times non-performing loans. Non-performing assets totaled $53.0 million this quarter.”

Total assets at September 30, 2014 were $22.7 billion, total loans were $11.4 billion, and total deposits were $18.6 billion. During the quarter the Company sold three retail branches in Missouri with total loans and deposits of $13 million and $60 million, respectively. The Company also paid a cash dividend of $.225 per common share, an increase of 5% over the rate paid in 2013.

(more)

Exhibit 99.1

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	6/30/2014	9/30/2014	9/30/2013
Non-Accrual Loans	$43,260	$45,800	$37,846
Foreclosed Real Estate	$8,445	$7,168	$6,961
Total Non-Performing Assets	$51,705	$52,968	$44,807
Non-Performing Assets to Loans	.45%	.46%	.41%
Non-Performing Assets to Total Assets	.22%	.23%	.20%
Loans 90 Days & Over Past Due — Still Accruing	$11,629	$12,399	$11,515

This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30, 2014	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$160,493	$154,716	$154,706	$468,275	$464,507
Taxable equivalent net interest income	167,889	161,827	161,074	489,477	483,724
Non-interest income	108,763	112,286	106,311	323,676	308,864
Investment securities gains (losses), net	(2,558)	2,995	650	10,474	(3,083)
Provision for loan losses	7,555	7,652	4,146	24,867	14,810
Non-interest expense	162,931	162,186	156,312	487,457	468,315
Net income attributable to Commerce Bancshares, Inc.	66,531	68,185	68,224	199,029	195,046
Net income available to common shareholders	66,531	66,385	68,224	197,229	195,046
Earnings per common share:
Net income — basic	$.70	$.72	$.71	$2.09	$2.04
Net income — diluted	$.70	$.72	$.71	$2.09	$2.03
Cash dividends	$.225	$.225	$.214	$.675	$.643
Cash dividends on common stock	21,331	20,654	20,670	63,575	61,536
Cash dividends on preferred stock	—	1,800	—	1,800	—
Diluted wtd. average shares o/s	93,913	90,968	94,975	93,343	94,869
RATIOS
Average loans to deposits (1)	59.71%	60.72%	58.33%	59.93%	56.56%
Return on total average assets	1.18%	1.20%	1.26%	1.18%	1.20%
Return on average common equity (2)	11.79%	12.30%	12.69%	11.88%	12.05%
Non-interest income to revenue (3)	40.39%	42.05%	40.73%	40.87%	39.94%
Efficiency ratio (4)	60.30%	60.56%	59.72%	61.35%	60.38%
NET LOAN CHARGE-OFFS (RECOVERIES)
Net total loan charge-offs (recoveries)	7,555	7,652	6,646	24,867	23,810
Business	381	(145)	(654)	130	(791)
Real estate — construction and land	(978)	(477)	(1,635)	(1,400)	(2,911)
Real estate — business	36	(123)	58	339	1,207
Consumer credit card	6,291	5,898	6,028	18,636	19,011
Consumer	1,689	2,054	2,068	6,248	5,229
Revolving home equity	(351)	150	95	(88)	390
Real estate — personal	176	153	324	335	869
Overdraft	311	142	362	667	806
AT PERIOD END
Book value per common share	$23.11	$23.38	$22.77
Market value per share	$46.50	$44.64	$41.72
Allowance for loan losses as a percentage of loans	1.41%	1.41%	1.51%
Tier I leverage ratio	9.12%	9.37%	9.43%
Tangible common equity to assets ratio (5)	8.61%	8.85%	9.10%
Common shares outstanding	91,609,363	91,686,978	95,822,840
Number of bank/ATM locations	354	351	359
Full-time equivalent employees	4,733	4,740	4,728
OTHER QTD INFORMATION
High market value per share	$47.45	$47.65	$45.26
Low market value per share	$42.09	$44.34	$40.04

(1)	Includes loans held for sale.

(2)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2014	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income	$167,567	$161,811	$162,144	$489,376	$488,144
Interest expense	7,074	7,095	7,438	21,101	23,637
Net interest income	160,493	154,716	154,706	468,275	464,507
Provision for loan losses	7,555	7,652	4,146	24,867	14,810
Net interest income after provision for loan losses	152,938	147,064	150,560	443,408	449,697
NON-INTEREST INCOME
Bank card transaction fees	44,444	44,802	43,891	130,963	123,141
Trust fees	27,765	28,560	25,318	82,898	76,221
Deposit account charges and other fees	19,709	20,161	20,197	58,460	58,511
Capital market fees	3,246	2,783	3,242	9,899	10,938
Consumer brokerage services	2,972	3,098	2,871	8,817	8,410
Loan fees and sales	1,211	1,367	1,553	3,787	4,340
Other	9,416	11,515	9,239	28,852	27,303
Total non-interest income	108,763	112,286	106,311	323,676	308,864
INVESTMENT SECURITIES GAINS (LOSSES), NET
Change in fair value of other-than-temporarily impaired securities	(785)	(770)	(588)	(1,618)	508
Portion recognized in other comprehensive income	154	399	258	270	(1,768)
Net impairment losses recognized in earnings	(631)	(371)	(330)	(1,348)	(1,260)
Realized gains (losses) on sales and fair value adjustments	(1,927)	3,366	980	11,822	(1,823)
Investment securities gains (losses), net	(2,558)	2,995	650	10,474	(3,083)
NON-INTEREST EXPENSE
Salaries and employee benefits	94,849	95,462	91,405	284,574	271,855
Net occupancy	11,151	11,585	11,332	34,352	33,801
Equipment	4,525	4,593	4,465	13,622	13,828
Supplies and communication	5,486	5,302	5,449	16,487	16,835
Data processing and software	19,578	19,968	19,987	58,633	58,522
Marketing	3,949	4,074	3,848	11,704	11,255
Deposit insurance	2,892	2,899	2,796	8,685	8,353
Other	20,501	18,303	17,030	59,400	53,866
Total non-interest expense	162,931	162,186	156,312	487,457	468,315
Income before income taxes	96,212	100,159	101,209	290,101	287,163
Less income taxes	30,312	31,138	32,764	91,059	91,871
Net income	65,900	69,021	68,445	199,042	195,292
Less non-controlling interest expense (income)	(631)	836	221	13	246
Net income attributable to Commerce Bancshares, Inc.	66,531	68,185	68,224	199,029	195,046
Less preferred stock dividends	—	1,800	—	1,800	—
Net income available to common shareholders	$66,531	$66,385	$68,224	$197,229	$195,046
Net income per common share — basic	$.70	$.72	$.71	$2.09	$2.04
Net income per common share — diluted	$.70	$.72	$.71	$2.09	$2.03

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	June 30, 2014	September 30, 2014	September 30, 2013
ASSETS
Loans	$11,460,039	$11,445,715	$10,823,654
Allowance for loan losses	(161,532)	(161,532)	(163,532)
Net loans	11,298,507	11,284,183	10,660,122
Investment securities:
Available for sale	9,282,640	8,878,414	8,577,282
Trading	15,684	16,510	18,295
Non-marketable	93,748	101,705	114,520
Total investment securities	9,392,072	8,996,629	8,710,097
Short-term federal funds sold and securities purchased under agreements to resell	29,490	37,760	87,167
Long-term securities purchased under agreements to resell	950,000	900,000	1,150,000
Interest earning deposits with banks	18,877	239,429	267,548
Cash and due from banks	516,509	445,268	594,309
Land, buildings and equipment — net	346,363	357,122	353,473
Goodwill	138,921	138,921	138,676
Other intangible assets — net	8,249	7,771	9,050
Other assets	306,191	294,462	481,855
Total assets	$23,005,179	$22,701,545	$22,452,297
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,413,161	$6,446,704	$6,185,098
Savings, interest checking and money market	10,085,460	9,977,055	9,680,816
Time open and C.D.’s of less than $100,000	942,233	909,246	1,013,598
Time open and C.D.’s of $100,000 and over	1,498,982	1,253,633	1,338,252
Total deposits	18,939,836	18,586,638	18,217,764
Federal funds purchased and securities sold under agreements to repurchase	1,154,323	1,395,160	1,760,393
Other borrowings	105,096	105,077	105,928
Other liabilities	543,771	325,801	186,726
Total liabilities	20,743,026	20,412,676	20,270,811
Stockholders’ equity:
Preferred stock	144,816	144,784	—
Common stock	481,224	481,224	459,647
Capital surplus	1,214,836	1,215,732	1,104,669
Retained earnings	537,759	583,490	610,720
Treasury stock	(203,174)	(199,630)	(23,528)
Accumulated other comprehensive income	84,314	60,231	26,025
Total stockholders’ equity	2,259,775	2,285,831	2,177,533
Non-controlling interest	2,378	3,038	3,953
Total equity	2,262,153	2,288,869	2,181,486
Total liabilities and equity	$23,005,179	$22,701,545	$22,452,297

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	June 30, 2014		September 30, 2014		September 30, 2013
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,941,572	2.85%	$3,964,115	2.81%	$3,415,069	2.96%
Real estate — construction and land	431,819	3.76	422,241	3.78	398,684	4.07
Real estate — business	2,292,919	3.86	2,285,520	3.80	2,256,556	4.12
Real estate — personal	1,790,678	3.80	1,834,502	3.77	1,729,473	3.83
Consumer	1,602,136	4.24	1,645,434	4.16	1,472,521	4.53
Revolving home equity	419,581	3.93	428,928	3.77	422,173	3.94
Consumer credit card	746,485	11.42	755,289	11.47	752,977	11.33
Overdrafts	4,669	—	4,412	—	5,587	—
Total loans (B)	11,229,859	4.05	11,340,441	4.01	10,453,040	4.26
Investment securities:
U.S. government and federal agency obligations	493,880	6.55	498,926	3.10	401,708	3.04
Government-sponsored enterprise obligations	789,575	1.66	763,621	1.63	427,258	1.74
State and municipal obligations (A)	1,665,275	3.41	1,787,463	3.42	1,605,096	3.54
Mortgage-backed securities	3,080,464	2.69	2,953,762	2.68	3,027,358	2.86
Asset-backed securities	2,860,083.89		2,804,362.89		3,000,250.87
Other marketable securities (A)	149,736	2.42	147,832	2.43	180,016	2.92
Total available for sale securities (B)	9,039,013	2.37	8,955,966	2.20	8,641,686	2.25
Trading securities (A)	18,920	2.14	19,736	2.35	15,941	2.41
Non-marketable securities (A)	110,338	18.12	94,759	7.74	114,096	7.10
Total investment securities	9,168,271	2.56	9,070,461	2.25	8,771,723	2.31
Short-term federal funds sold and securities purchased under agreements to resell	23,947.40		36,804.32		31,822.44
Long-term securities purchased under agreements to resell	968,680	1.22	923,912	1.15	1,170,381	1.73
Interest earning deposits with banks	140,917.25		113,964.25		115,448.24
Total interest earning assets	21,531,674	3.26	21,485,582	3.12	20,542,414	3.25
Non-interest earning assets (B)	1,064,336		1,096,008		1,009,272
Total assets	$22,596,010		$22,581,590		$21,551,686
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$685,134.12		$675,276.14		$630,555.14
Interest checking and money market	9,488,405.13		9,355,788.13		8,964,018.15
Time open & C.D.’s of less than $100,000	953,789.45		923,250.43		1,021,242.54
Time open & C.D.’s of $100,000 and over	1,450,069.42		1,427,499.42		1,431,991.43
Total interest bearing deposits	12,577,397.19		12,381,813.19		12,047,806.21
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,169,322.09		1,329,397.09		1,247,906.05
Other borrowings	105,101	3.34	105,085	3.32	103,793	3.27
Total borrowings	1,274,423.36		1,434,482.32		1,351,699.30
Total interest bearing liabilities	13,851,820.20%		13,816,295.20%		13,399,505.22%
Non-interest bearing deposits	6,231,003		6,293,402		5,873,013
Other liabilities	230,497		185,329		145,430
Equity	2,282,690		2,286,564		2,133,738
Total liabilities and equity	$22,596,010		$22,581,590		$21,551,686
Net interest income (T/E)	$167,889		$161,827		$161,074
Net yield on interest earning assets		3.13%		2.99%		3.11%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2014

For the quarter ended September 30, 2014, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $68.2 million, an increase of $1.7 million compared to the previous quarter, and a slight decline from the same quarter last year. The increase in net income over the previous quarter resulted mainly from growth in non-interest income of $3.5 million, lower non-interest expense and gains on the Company’s private equity investments of $3.4 million. Net interest income declined $5.8 million from the previous quarter as a result of lower inflation income on the Company’s inflation-protected securities and one-time dividends received on certain private equity investments in the 2nd quarter of 2014. For the current quarter, the return on average assets was 1.20%, the return on average common equity was 12.30%, and the efficiency ratio was 60.6%.

Balance Sheet Review
During the 3rd quarter of 2014, average outstanding loans increased $110.6 million, or 4.0% annualized, compared to the previous quarter and increased $887.4 million, or 8.5%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted from growth in personal real estate (up $43.8 million), business loans (up $22.5 million) and consumer loans (up $43.3 million, mainly in automobile and other consumer loans). Combined business real estate and construction loans declined $17.0 million from the previous quarter. The increase in personal real estate loans resulted from continued seasonal consumer demand, while demand for auto and other consumer-related loans remained solid. The balance of marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $16.2 million.

Total available for sale investment securities, at fair value, averaged $9.1 billion this quarter, which was a decrease of $54.8 million when compared to the previous quarter. Purchases of new securities, totaling $99.5 million in the 3rd quarter of 2014, were offset by maturities and pay downs of $464.3 million. At September 30, 2014, the duration of the investment portfolio was 2.7 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits declined $133.2 million during the 3rd quarter of 2014 compared to the previous quarter. The decrease in average deposits resulted mainly from a decline in interest checking accounts (decrease of $92.3 million), certificates of deposit (decrease of $53.1 million), personal demand (decline of $41.6 million) and money market accounts (decrease of $40.3 million). Business demand deposits, however, increased this quarter by $127.4 million. Compared to the previous quarter, total average commercial deposits increased $92.2 million, while consumer and private banking deposits declined on average by $173.0 million and $23.3 million, respectively. The average loans to deposits ratio in the current quarter was 60.7%, compared to 59.7% in the previous quarter.

During the current quarter, the Company’s average borrowings increased $160.1 million compared to the previous quarter, mainly due to growth in balances of federal funds purchased.

Net Interest Income
Net interest income (tax equivalent) in the 3rd quarter of 2014 amounted to $161.8 million compared with $167.9 million in the previous quarter, or a decrease of $6.1 million. Net interest income
(tax equivalent) for the current quarter was slightly higher than in the 3rd quarter of last year. During the 3rd quarter of 2014, the net yield on earning assets (tax equivalent) was 2.99%, compared with 3.13% in the previous quarter and 3.11% in the same period last year.

The decrease in net interest income (tax equivalent) in the 3rd quarter of 2014 compared to the previous quarter was due mainly to a decline in inflation income of $4.0 million on inflation-protected securities as a result of a lower Consumer Price Index published this quarter. Additionally, in the 2nd quarter the Company received a special dividend of $1.9 million related to the sale of a private equity investment which did not reoccur in the 3rd quarter. During the quarter, premium amortization expense was reduced by $423 thousand due to prepayment speed adjustments on various mortgage-backed securities.

Compared to the previous quarter, interest on loans increased $1.2 million (tax-equivalent) as a result of higher volumes on consumer, personal real estate, consumer credit card and business loans, which were partly offset by lower rates earned overall. The average yield on the loan portfolio declined 4 basis points this quarter, while in the previous quarter the average loan yield declined 7 basis points. The average rate earned on the investment securities portfolio decreased 31 basis points to 2.25% this quarter, largely due to lower rates earned on inflation-protected securities and the special dividend mentioned above.

Interest expense on deposits declined slightly in the 3rd quarter of 2014 compared with the previous quarter as deposit costs remained steady, amounting to .19% in both quarters.

Non-Interest Income
In the 3rd quarter of 2014, total non-interest income amounted to $112.3 million, an increase of $6.0 million, or 5.6%, compared to the same period last year. Also, current quarter non-interest income increased $3.5 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to growth in both trust and bank card fees, coupled with a gain of $2.1 million on the sale of three retail branches with loans and deposits of $13 million and $60 million, respectively.

Total bank card fees in the current quarter increased $911 thousand, or 2.1%, over the same period last year. Corporate card fees increased 4.0%, or $867 thousand, while debit and credit card fees increased slightly. Trust fees for the quarter increased $3.2 million, or 12.8%, compared to the same period last year, resulting mainly from continued solid growth in both private client and institutional trust fees.

In the current quarter, deposit account fees declined slightly from the same period last year. Corporate cash management fees totaled $8.3 million and grew 2.5%, while overdraft fees totaled $7.9 million and declined 2.3% from the same period last year. Capital market fees declined $459 thousand compared to the same quarter last year due to continued weak demand, while consumer brokerage fees grew by 7.9%.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2014

Investment Securities Gains and Losses
The Company recorded net securities gains of $3.0 million this quarter compared with net gains of $650 thousand in the 3rd quarter of last year. The Company recorded net securities losses of $2.6 million in the previous quarter. Net securities gains this quarter were comprised mainly of $3.4 million in gains on the private equity portfolio. Also during the current quarter, credit-related impairment losses recorded on non-agency guaranteed mortgage-backed securities which have been identified as other-than-temporarily impaired totaled $371 thousand. The cumulative credit-related impairment on these bonds totaled $13.7 million at quarter end. At September 30, 2014, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $58.6 million, compared to $77.4 million at September 30, 2013.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $162.2 million, an increase of $5.9 million, or 3.8%, over the same period last year, but a slight decline compared to the previous quarter. The increase over the previous year was mainly due to higher salaries expense coupled with an increase in medical costs.

Compared to the 3rd quarter of last year, salaries expense grew $3.4 million, or 4.3%, mainly due to higher full-time salaries expense and incentive costs. Exclusive of salaries costs of $830 thousand related to Summit Bancshares (acquired in September 2013), total salaries expense grew 3.7%. Benefits expense grew $688 thousand mainly due to higher medical costs, which the Company self-insures. Growth in salaries expense resulted partly from staffing additions in commercial banking, wealth, commercial card and IT departments. Full-time equivalent employees totaled 4,740 and 4,728 at September 30, 2014 and 2013, respectively.

Compared to the 3rd quarter of last year, occupancy costs increased 2.2%, while supplies and communication costs declined by 2.7%. Data processing costs changed only slightly from the previous year’s level, while equipment costs increased by 2.9%. Other non-interest expense included bank card fraud losses of $618 thousand related to the data breach at a large retail merchant during the quarter. Also, impairment losses on various branch properties held for sale totaled $306 thousand. In the 3rd quarter of last year, other expense included a $2.0 million reimbursement from the Company’s bank card processor offset by a litigation provision of $1.0 million, neither of which reoccurred in the current quarter. In the 3rd quarter of 2014, the Company recorded recoveries totaling $1.5 million from the settlement of previous litigation.

Income Taxes
The effective tax rate for the Company was 31.4% in the current quarter compared to 31.3% in the previous quarter and 32.4% in the 3rd quarter of 2013.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2014 amounted to $7.7 million, compared with $7.6 million in the prior quarter and $6.6 million in the 3rd quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .27% in both the current quarter and the previous quarter.

In the 3rd quarter of 2014, annualized net loan charge-offs on average consumer credit card loans were 3.10%, compared with 3.38% in the previous quarter and 3.18% in the same period last year. Consumer loan net charge-offs in the quarter were .50% of average consumer loans, compared to .42% in the previous quarter and .56% in the same quarter last year. The provision for loan losses in the current quarter totaled $7.7 million, which was a slight increase over the previous quarter and was $3.5 million higher than in the same period last year. The current quarter provision for loan losses matched net loan charge-offs, while in the 3rd quarter of 2013, the provision was $2.5 million less than net loan charge-offs. At September 30, 2014, the allowance was 1.41% of total loans and was 353% of total non-accrual loans.

At September 30, 2014, total non-performing assets amounted to $53.0 million, an increase of $1.3 million over the previous quarter. Non-performing assets are comprised of non-accrual loans ($45.8 million) and foreclosed real estate ($7.2 million). At September 30, 2014, the balance of non-accrual loans, which represented .40% of loans outstanding, included business real estate loans of $17.4 million, business loans of $11.2 million, and construction and land loans of $10.1 million. Loans more than 90 days past due and still accruing interest totaled $12.4 million at September 30, 2014.

Other
During the 3rd quarter, the Company declared and paid a $.225 per common share cash dividend, representing an increase of 5% over the rate paid in 2013. Additionally, the Company paid the first cash dividend of $1.8 million on its preferred stock, which was issued in June, 2014.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.